Exhibit 5.1

355 South Grand Avenue Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
	Doha	Riyadh
	Dubai	Rome
	Frankfurt	San Diego
June 15, 2012	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
Motorcar Parts of America, Inc.	Madrid	Washington, D.C.
2929 California Street	Milan
Torrance, California 90503

Re:  Registration Statement on Form S-8 of Motorcar Parts of America, Inc.;
750,000 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to Motorcar Parts of America, Inc., a New York corporation (the “Company”), in connection with the registration of an aggregate of 750,000 shares of common stock, $0.01 par value per share (the “Shares”), issuable pursuant to the Motorcar Parts of America, Inc. 2010 Incentive Award Plan, dated December 10, 2010 (the “Plan”).  The Shares are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 15, 2012 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act.  No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the New York Business Corporation Law, and we express no opinion with respect to any other laws.

June 15, 2012

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Plan, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the New York Business Corporation Law.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP